UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
September 8, 2010
Date of Report (Date of earliest event reported)
PRGX Global, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Georgia
(State or Other Jurisdiction of Incorporation)

0-28000	58-2213805

(Commission File Number)	(IRS Employer Identification No.)

600 Galleria Parkway, Suite 100, Atlanta, Georgia	30339-5949

(Address of Principal Executive Offices)	(Zip Code)
770-779-3900

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 8, 2010, the Board of Directors (the “Board”) of PRGX Global, Inc. (the “Company”) elected Archelle Georgiou Feldshon, M.D., as a Class III director of the Company to serve until the Company’s next annual meeting of shareholders to be held in 2011. The Board has determined that Dr. Georgiou meets all applicable independence standards, including the Nasdaq independence requirements. Dr. Georgiou is expected to be appointed as a member of the Company’s Nominating and Corporate Governance Committee.
     Dr. Georgiou brings to the Board over 24 years of experience in the healthcare industry. Dr. Georgiou has served as the president of Georgiou Consulting, LLC, a healthcare consulting firm that she founded, since December of 2007. Prior to December 2007, Dr. Georgiou worked for UnitedHealth Group Corporation for over 12 years in numerous executive level positions, including National Medical Director, Chief Medical Officer, CEO — Care Management, and culminating with her position as Executive Vice President — Strategic Relations, Specialized Care Services. Over the course of her career, Dr. Georgiou has made numerous media contributions regarding the latest healthcare industry news and trends, including, since January 2007, as the Health Care Expert and Media Correspondent for a twice-weekly Fox 9 News TV segment in Minneapolis-St. Paul, Minnesota. Dr. Georgiou graduated from the Johns Hopkins School of Medicine in 1986. She trained and practiced in internal medicine in Northern California before transitioning into healthcare administration and policy.
     There is no arrangement or understanding between Dr. Georgiou and any other person pursuant to which Dr. Georgiou was elected as a director of the Company. There are no related party transactions between Dr. Georgiou and the Company reportable under Item 404(a) of Regulation S-K.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRGX Global, Inc.
By:	/s/ Victor A. Allums
Victor A. Allums
Senior Vice President, Secretary and General Counsel

Dated: September 10, 2010